UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2006

SEITEL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-14488	76-0025431
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10811 S. Westview Circle

Building C, Suite 100

Houston, Texas 77043

(Address of Registrant’s principal executive offices)

(713) 881-8900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

On August 28, 2006, Seitel, Inc. (“Seitel”) announced that its board of directors had received a proposal from ValueAct Capital Master Fund, L.P. (“ValueAct Capital”) to acquire all of the outstanding shares of Seitel, Inc. that it does not already own at a price of $3.65 per share in cash. Based on the information provided in its Schedule 13D, as amended, filed on March 3, 2006, ValueAct Capital currently owns beneficially approximately 39% of Seitel’s outstanding shares on a fully diluted basis. Additionally, two members of Seitel’s board of directors are affiliated with ValueAct Capital.

Seitel’s board of directors had previously formed a special committee of independent directors to consider strategic options, and had engaged William Blair & Company, LLC as its independent financial advisor and Bracewell & Giuliani LLP as its independent legal counsel to assist it in its work. The board has referred the ValueAct Capital proposal to that committee for consideration. The board of directors cautions that it has only received the proposal and that no decisions have been made by the board of directors with respect to Seitel’s response to the proposal. Further, there can be no assurance that any definitive offer will be made, that any agreement will be executed, or that this or any other transaction will be approved or consummated.

A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and incorporated into this Item 8.01 by reference. The press release sets out the text of the proposal letter to the Seitel board of directors.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not Applicable.

(b)	Pro Forma Financial Information.

Not Applicable.

(c)	Exhibits

99.1    Press release issued on August 28, 2006

[signature on following page]

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2006	SEITEL, INC.

	By:	/s/ Robert D. Monson
Robert D. Monson
President and Chief Executive Officer

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EXHIBIT INDEX

99.1    Press release issued on August 28, 2006

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